Exhibit 10.33

THIS NOTE AND ANY SHARES ACQUIRED UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER SUCH ACT OR PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO REGULUS THERAPEUTICS, ALNYLAM OR ISIS, AS APPLICABLE, THAT SUCH REGISTRATION IS NOT REQUIRED.

AMENDED AND RESTATED

CONVERTIBLE PROMISSORY NOTE

$5,000,000	Original Issue Date: April 24, 2008
Amended and Restated: July 27, 2012
No. 1

FOR VALUE RECEIVED, Regulus Therapeutics Inc., a Delaware corporation (the “Maker”), promises to pay to Glaxo Group Limited or its assigns (the “Holder”) the principal sum of $5,000,000, together with interest on the unpaid principal balance of this Note from time to time outstanding at the rate per annum equal to the Prime Rate (as defined below) until paid in full. Subject to the conversion provisions set forth herein, all principal and accrued interest shall be due and payable on the earlier to occur of (i) February 25, 2013 (the “Maturity Date”) or (ii) a Change in Control (as defined below). This Amended and Restated Convertible Promissory Note is made as of July 27, 2012 and amends, restates and supersedes the Convertible Promissory Note dated April 24, 2008, as amended by Amendment # 1 thereto dated January 26, 2011. The Maker and the Holder hereby acknowledge and agree that this Note has not automatically converted by its terms in connection with any issuance of preferred stock of the Maker prior to the date hereof.

Interest on this Note shall be computed on the basis of a year of 365 days for the actual number of days elapsed and shall accrue, but not compound, quarterly on the last day of each calendar quarter and, as of the Maturity Date (or any payment date prior thereto). All payments by the Maker under this Note shall be in immediately available funds.

1. Definitions. For purposes of this Note:

(a) “Affiliates” shall mean, with respect to any Person, each Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.

(b) “Change in Control” shall mean (i) any merger or consolidation to which the Maker is a party (except any merger or consolidation in which the holders of voting securities of the Maker immediately prior to such merger or consolidation continue to hold, immediately following such merger or consolidation and in approximately the same relative proportions as they held voting securities of the Maker, at least 51% of the voting power of the securities of (A) the surviving or resulting corporation, or (B) the parent corporation of the surviving or resulting corporation if the surviving or resulting corporation is a wholly-owned subsidiary of such parent corporation immediately following such merger or consolidation), (ii) the reduction below 50% in the aggregate beneficial ownership by the Guarantors (as defined below) of the outstanding voting power of the Maker or (iii) the sale of all or substantially all of the assets of the Maker. Notwithstanding the foregoing, a Qualifying IPO will not be deemed to result in a Change in Control.

(c) “Collaboration Agreement” shall mean the Product Development and Commercialization Agreement by and between the Maker and Holder dated as of April 17, 2008, as amended.

(d) “Guarantors” shall mean Alnylam Pharmaceuticals, Inc., a Delaware corporation (“Alnylam”) and Isis Pharmaceuticals, Inc., a Delaware corporation (“Isis”).

(e) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

(f) “Prime Rate” shall mean for any calendar quarter the prime rate of interest as of the first day of each such calendar quarter as published from time to time by The Wall Street Journal, National Edition.

(g) “Qualifying IPO” shall mean an initial public offering consisting solely of newly issued shares of common stock of the Maker registered under the Securities Act of 1933, as amended, (A) resulting in such common stock being listed on a national securities exchange in the United States and (B) resulting in (i) at least $30 million of gross proceeds to the Maker (prior to any underwriting discounts or commission or payment of applicable expenses) from Persons who prior to the date of closing of the initial public offering did not own of record or beneficially (directly or indirectly through one or more Affiliates) any equity securities or securities convertible into equity securities of the Maker or (ii) together with any concurrent private issuance of shares of common stock of the Maker, the Guarantors and their respective Affiliates owning (of record or beneficially on a combined basis) less than 50% of the outstanding voting power of the Maker assuming the exercise or conversion of all securities owned by the Guarantors and their respective Affiliates that are exercisable for or convertible into common stock of the Maker.

2. Conversion.

(a) Automatic Conversion Upon Qualifying IPO. Effective upon the closing of a Qualifying IPO, all of the outstanding principal and accrued interest under this Note (the “Outstanding Amount”) will automatically be converted into shares of common stock of the Maker at a conversion price equal to the price per share of common stock paid by investors in the Qualifying IPO (the “IPO Price”), with any resulting fraction of a share rounded down to the nearest whole share. Notwithstanding the foregoing, if the conversion of this Note pursuant to this Section 2(a) would otherwise result in the Holder, together with its affiliates, owning more than 9.99% of the outstanding common stock of the Maker, calculated on an as-converted fully-diluted basis (including as outstanding shares of capital stock issuable upon exercise or conversion of all outstanding stock options, warrants or other convertible securities of the

Maker), immediately following the conversion of the Note (the “9.99% Threshold”), the Outstanding Amount shall be converted into (i) that number of shares of common stock that would result in the Maker reaching, but not exceeding, the 9.99% Threshold (the “9.99% Shares”), and (ii) an amount in cash equal to the difference between (A) the product of (1) the number of 9.99% Shares issued upon conversion, multiplied by (2) the IPO Price and (B) the Outstanding Amount. The Maker shall notify the Holder in writing of the anticipated occurrence of a Qualifying IPO at least 10 days prior to the closing date of the Qualifying IPO.

3. Repayment.

(a) If no Qualifying IPO or Change of Control has occurred prior to the Maturity Date, the Outstanding Amount, if any, will be repaid in cash or, at the election of the Maker and with the consent of Alnylam and/or Isis, as the case may be, registered and unrestricted shares of Alnylam common stock and/or Isis common stock, with a value equal to 100% of the then Outstanding Amount, provided that shares of Alnylam and/or Isis common stock, as the case may be, are then traded on a national securities exchange and provided further that the average daily trading volume for such shares, as the case may be, is greater than 200% of the shares proposed to be issued to the Holder. For purposes of this Section 3(a), the value of one share of common stock shall be equal to the average closing price per share of such common stock, as reported on the national securities exchange on which the stock is then traded, during the ten trading day period ending on (and including) the day that is two days prior to the Maturity Date.

(b) In the event the Holder terminates the Collaboration Agreement without cause or the Maker terminates the Collaboration Agreement as a result of a material breach by the Holder, this Note may be prepaid in cash, in whole but not in part and without any pre-payment penalty, prior to the Maturity Date at the election of the Maker and without the prior written consent of the Holder.

4. Events of Default. The Outstanding Amount under this Note shall become immediately due and payable without notice or demand upon the occurrence at any time of any of the following events of default (individually, an “Event of Default” and collectively, “Events of Default”):

(a) the Maker fails to pay any of the principal or interest under this Note within 10 days of Maker’s receipt of written notice that such amount is due and payable;

(b) the Maker or either Guarantor files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or seeks the appointment of a custodian, receiver, trustee (or other similar official) of the Maker or either Guarantor or all or any substantial portion of the Maker’s or either Guarantor’s assets, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing, or fails to generally pay its debts as they become due;

(c) an involuntary petition is filed, or any proceeding or case is commenced, against the Maker or either Guarantor (unless such proceeding or case is dismissed or discharged within 60 days of the filing or commencement thereof) under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, liquidation or moratorium statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is applied or appointed for the Maker or either Guarantor or to take possession, custody or control of any property of the Maker or either Guarantor, or an order for relief is entered against the Maker or either Guarantor in any of the foregoing; or

(d) termination of the Collaboration Agreement by the Holder (or its assignee or successor under the Collaboration Agreement) by reason of breach of the Collaboration Agreement by the Maker.

Upon the occurrence of an Event of Default, the Holder shall have then, or at any time thereafter, all of the rights and remedies afforded creditors generally by the applicable federal laws or the laws of the State of Delaware.

5. Guaranty.

(a) Guaranty of Payment. The Guarantors hereby jointly and severally guaranty to the Holder the due and full payment within 15 days of delivery of the Guaranteed Default Notice (as defined below) and the performance of all of the indebtedness of the Maker to the Holder for principal and accrued interest under this Note (the “Obligations”). Subject to the conditions precedent set forth in this Section 5(a), the Guaranty set forth in this Section 5 is an absolute, unconditional, joint and several and continuing guaranty of the full and punctual payment and performance of all of the Obligations and not of their collectibility only. Payments by the Guarantors hereunder may be required by the Holder on any number of occasions. All payments by the Guarantors hereunder shall be made to the Holder, in the manner and at the place of payment specified therefor in this Note. Notwithstanding the foregoing, the right of the Holder to demand and receive payment of any Obligation under this Section 5 shall be subject to the following conditions precedent: (i) the requested amount has become due and payable under this Note, (ii) the Holder has given written notice of the amount due to the Maker and the Guarantors, (iii) notwithstanding the notice delivered by the Holder under clause (ii), the Maker has not paid the Holder or its assigns such amount in full within 15 days of Maker’s receipt of such notice (a “Guaranteed Default”), and (iv) the Guarantors have received written notice from the Holder of such Guaranteed Default (the “Guaranteed Default Notice”).

(b) Waivers by Guarantors; Holder’s Freedom to Act. Each Guarantor agrees that the Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Holder with respect thereto. Each Guarantor waives promptness, diligences, presentment, demand, protest, notice of acceptance, notice of any Obligations incurred and all other notices of any kind (except the Guaranteed Default Notice and any other notice specifically required to be given to such Guarantor under the Guaranty set forth in this Section 5), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Maker or any other entity or other person primarily or secondarily liable with respect to any of the Obligations, any defense, setoff, counterclaim, or claim of any nature or kind arising from the present or future lack of validity or enforceability of any Obligation, and all suretyship defenses generally. Without limiting the generality of the foregoing, each Guarantor agrees to the provisions of any instrument evidencing or otherwise executed in connection with any Obligation and agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Holder to assert any claim or demand or to enforce any right or remedy against the Maker or any other entity or other person primarily or secondarily liable with respect to any of the Obligations; any extensions, compromise, refinancing, consolidation or renewals of any Obligation; any change in the time, place or manner of payment of any of the Obligations or any rescissions, waivers, compromise, refinancing, consolidation or other amendments or modifications of any of the terms or provisions of the Note or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations, the addition, substitution or release of any entity or other person primarily or secondarily liable for any Obligation; the adequacy of any means of obtaining repayment of any of the Obligations; or any other act or omission which might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a release or discharge of such Guarantor, all of which may be done without notice to such Guarantor. To the fullest extent permitted by law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of (i) any “one action” or “anti-deficiency” law which would otherwise prevent the Holder from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of set-off), against such Guarantor or (ii) any other law which in any other way would otherwise require any election of remedies by the Holder.

(c) Unenforceability of Obligations Against the Maker. If for any reason the Maker has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from the Maker by reason of the Maker’s insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, the Guaranty set forth in this Section 5 shall nevertheless be binding on each of the Guarantors to the same extent as if such Guarantor at all times had been the principal obligor on all such Obligations. In the event that acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Maker, or for any other reason, all such amounts otherwise subject to acceleration under the terms of the Notes or any other agreement evidencing, securing or otherwise executed in connection with any Obligation shall be immediately due and payable by the Guarantors.

(d) Waiver of Rights Against Maker and Subrogation. Until the final payment and performance in full of all of the Obligations, each of the Guarantors shall not exercise and hereby forbears from exercising any rights against the Maker or any other person or entity (other than the other Guarantor) arising as a result of payment by such Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with the Holder in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; the Guarantors will not claim any setoff, recoupment or counterclaim against the Maker in respect of any liability of the Guarantors to the Maker.

6. Miscellaneous.

(a) All payments by the Maker under this Note shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law.

(b) No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on anyone occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

(c) The Maker and every endorser or guarantor of this Note, regardless of the time, order or place of signing, hereby waives presentment, demand, protest and notices of every kind and assents to any permitted extension of the time of payment and to the addition or release of any other party primarily or secondarily liable hereunder.

(d) Any notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by express delivery service, registered or certified air mail, return receipt requested, postage prepaid, or by facsimile (confirmed by prepaid registered or certified air mail letter or by international express delivery mail) (e.g., FedEx), and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the parties, or such other address as may be specified in writing to the other parties hereto:

if the Holder:	Glaxo Group Limited 980 Great West Road Brentford, Middlesex TW8 9GS United Kingdom Facsimile: 44-20 8049 6904 Attention: Company Secretary

with a copy to:	GlaxoSmithKline 200 N 16th Street Mail Code FP2355 Philadelphia, PA 19002 Facsimile: 215-751-5349 Attention: Vice President Legal Operations Corporate Functions - US

if to Maker:	Regulus Therapeutics Inc. 3545 John Hopkins Court, Suite 210 San Diego, California 92121 Facsimile: 858-202-6363 Attention: President and CEO

if to Guarantors:	Alnylam Pharmaceuticals, Inc. 300 Third Street, 3rd Floor Cambridge, MA 02142 Facsimile: 617-551-8109 Attention: Vice President, Legal

Isis Pharmaceuticals, Inc. 2855 Gazelle Court Carlsbad, California 92010 Facsimile: 760-268-4922 Attention: General Counsel

(e) The Holder agrees that no director or officer of the Maker or Guarantors shall have any personal liability for the repayment of this Note.

(f) This Note may not be amended or modified except by an instrument executed by the Maker, the Holder and each of the Guarantors.

(g) Until the conversion of this Note, the Holder shall not have or exercise any rights by virtue hereof as a member or stockholder of the Maker.

(h) All rights and obligations hereunder shall be governed by the laws of the State of Delaware (without giving effect to principles of conflicts or choices of law) and this Note is executed as an instrument under seal.

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MAKER:

REGULUS THERAPEUTICS INC.

By:	/s/ Garry E. Menzel
Title:	Chief Operating Officer

GUARANTORS:

ALNYLAM PHARMACEUTICALS, INC.

By:	/s/ John Maraganore
Title:	Chief Executive Officer

ISIS PHARMACEUTICALS, INC.

By:	/s/ B. Lynne Parshall
Title:	Chief Operating Officer and Chief Financial Officer

[Signature Page to Amended and Restated 2008 Convertible Promissory Note]

HOLDER:

GLAXO GROUP LIMITED

By:	/s/ Paul Williamson
Title:	Authorised Signatory

[Signature Page to Amended and Restated 2008 Convertible Promissory Note]